EXHIBIT 5.1





                                                     June 3, 1996





H.E.R.C. Products Incorporated
3622 North 34th Avenue
Phoenix, Arizona  85017

Dear Sirs:

                  Reference is made to the Registration Statement on Form S-3 ("Registration Statement") filed by H.E.R.C. Products Incorporated ("Company") under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 7,072,784 shares of common stock, par value $.01 per share ("Common Stock"), including (i) 3,214,902 shares of common Stock currently issued and outstanding and owned by certain persons listed in the Registration Statement as Selling Stockholders ("Selling Stockholders"), (ii) 3,214,902 shares of Common Stock to be issued by the Company to certain of the Selling Stockholders upon exercise of outstanding Common Stock Purchase Warrants ("Warrants"), (iii) 321,490 shares of Common Stock to be issued by the Company to certain of the Selling Stockholders upon exercise of outstanding Purchase Options ("Purchase Options"), and (iv) 321,490 shares of Common Stock to be issued by the Company to certain of the Selling Stockholders upon exercise of Warrants to be issued upon exercise of the Purchase Options.

                  We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

                  Based upon the foregoing, it is our opinion that (i) the shares of Common Stock currently outstanding and owned by certain of the Selling Stockholders and being registered on the Registration Statement have been duly authorized and legally issued, and are fully paid and non-assessable, and (ii) the shares of Common Stock being registered on the Registration Statement, to be issued by the Company to certain of the Selling Stockholders upon exercise of the Warrants and Purchase Options have been duly authorized and, when sold to the Selling Stockholders and paid for in the manner provided in the Registration Statement and the various agreements governing the Warrants and Purchase Options between each of the Selling Stockholders and the Company, will be legally issued, fully paid and non-assessable.

                  In giving this opinion, we have assumed that all certificates for the Company's shares of Common Stock have been or, prior to their issuance, will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

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                  We hereby  consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                                     Very truly yours,


                                                     GRAUBARD MOLLEN & MILLER



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